UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 27, 2010 (October 27, 2010)

Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.

(Exact name of registrant as specified in charter)

Maryland	1-267	13-5531602
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania		15601-1689
(Address of principal executive of offices)		(Zip code)

Registrant’s telephone number, including area code: (724) 837-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Notice of Pendency of Class and Derivative Action, Proposed Settlement of Class and Derivative Action, Settlement Hearing and Right to Appear

On October 21, 2010, the Circuit Court for Baltimore City, Maryland preliminarily approved the proposed settlement (the “Settlement”), as set forth in a Stipulation of Settlement dated as of October 15, 2010 of the previously-disclosed consolidated litigation pending before the court under the caption In re Allegheny Energy Shareholder and Derivative Litigation, C.A. No. 24-C-10-1301 (previously under the caption Oakmont Capital Management, LLC v. Evanson, et al. prior to the granting of a motion to change the caption) regarding the proposed merger involving Allegheny Energy, Inc. (“Allegheny Energy”) and a wholly-owned subsidiary of FirstEnergy Corp. On October 27, 2010, Allegheny Energy commenced mailing of a notice of the Settlement (the “Notice”) to registered holders who held or owned shares of Allegheny Energy common stock at any time during the period from and including February 11, 2010 through October 21, 2010. If such registered holders held shares of Allegheny Energy common stock for the benefit of others, then the registered holders have been asked to transmit promptly the Notice to such beneficial owners.

A summary of the terms of the Settlement, describing, among other things, the litigation, the Settlement and the rights of the affected registered holders, is set forth in the Notice. Recipients of the Notice are encouraged to read the Notice carefully and in its entirety. The Settlement is subject to the approval of the Circuit Court of Baltimore City, Maryland. The Settlement also would have implications for similar litigation pending in the Court of Common Pleas of Westmoreland County, Pennsylvania and in the United States District Court for the Western District of Pennsylvania.

In connection with the proposed Settlement, Allegheny Energy is attaching the exhibit listed in Item 9.01 below to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Notice of Pendency of Class and Derivative Action, Proposed Settlement of Class and Derivative Action, Settlement Hearing and Right to Appear

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY ENERGY, INC.

Dated: October 27, 2010	By:	/S/ DAVID M. FEINBERG
	Name:	David M. Feinberg
	Title:	Vice President, General Counsel & Secretary